Exhibit 99

For Immediate Release                      For More Information Contact:
                                                      Jim Graham, (910) 641-0044

          Waccamaw Bankshares Reports 1/st/ Quarter Profits Up 63 Percent

Whiteville, NC -April 10, 2003- Waccamaw Bankshares, (NASDAQ: WBNK), the parent company of Waccamaw Bank, reported first quarter earnings today. Net income for the first quarter reached $466,500, an increase of 63% over the same period in 2002 equating to earnings per share (EPS) of $.30 versus $.19 per share for the same period last year. Assets and deposits for the locally owned bank holding company also saw significant increases. Total assets for the quarter ending March 31, 2003 were $168,036,000, an increase of 20.4% over last year. Total deposits increased 16.8% to $138,589,000.

"For the first quarter we experienced strong increases in both interest income from increased loan volume and non-interest income from mortgage and investment services," reported Waccamaw Bankshares President, Jim Graham. "Our net interest margin improved slightly during the quarter and we have continued to control non-interest expenses effectively. We continue to strengthen our operations and are focused on becoming the strongest community bank in our market," Graham continued.

Chairman Michael K. Jones stated, "We are pleased with the results of the first quarter and are appreciative of the support our bank receives from the local community. When we established the bank five and a half years ago we set out to be a major competitor in our market area and we continue to fulfill that mission."

During the first quarter of the year Waccamaw Bankshares was listed on the NASDAQ Small Capital Markets under the symbol WBNK. Waccamaw Bankshares, through its affiliate Waccamaw Bank, operates banking offices in Whiteville, Tabor City, Chadbourn, Shallotte, and Holden Beach and offers investment services through Waccamaw Financial Services. Waccamaw Bankshares owns an interest in Sidus Financial, LLC which offers mortgage services to community banks in North Carolina, South Carolina and Virginia. For more information call (910) 641-0044 or go to www.waccamawbank.com.

Waccamaw Bankshares will hold its annual shareholder's meeting on April 17, 2003 at 7 p.m. in the Main Office at 110 North JK Powell Boulevard in Whiteville.

For the Wilmington Star News
--------------------------------
Waccamaw Bankshares, Inc. the community financial holding company reports income for the first quarter of 2003 of $466,500, a 63% increase over the same period in 2002. Earnings per share increased to $.30 for the first 3 months of the year compared with $.19 per share for the same period last year. Total assets increased 20.4% to $168,036,000. Waccamaw Bankshares has over 2100 area shareholders and operates offices in Whiteville, Tabor City, Chadbourn, Shallotte and Holden Beach.